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                                                                     Exhibit 8.1

                                                      FIRM and AFFILIATE OFFICES
                                        DUANE  MORRIS
                                                       NEW YORK
                                                       LONDON
                                                       CHICAGO
                             FORM OF TAX OPINION OF    HOUSTON
                                DUANE MORRIS LLP       PHILADELPHIA
                                                       SAN FRANCISCO
                                  June __, 2004        BOSTON
                                                       WASHINGTON, DC
                                                       ATLANTA
                                                       MIAMI
                                                       NEWARK
                                                       ALLENTOWN
                                                       WILMINGTON
                                                       CHERRY HILL
                                                       HARRISBURG
                                                       BANGOR
                                                       PRINCETON
                                                       PALM BEACH
                                                       WESTCHESTER

F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania  16148

         Re: Agreement and Plan of Merger pursuant to which Slippery Rock
             Financial Corporation will merge with and into F.N.B. Corporation

Ladies and Gentlemen:

      We have acted as counsel to F.N.B. Corporation, a Florida corporation ("FNB"), in connection with the proposed merger (the "Merger") of Slippery Rock Financial Corporation, a Pennsylvania corporation ("Slippery Rock"), with and into FNB, pursuant to the terms of and as described in that certain Agreement and Plan of Merger dated as of May 5, 2004 (the "Merger Agreement") between FNB and Slippery Rock. At your request, and as contemplated by the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Merger Agreement.

      For the purpose of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the "Code"), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, the Form S-4 Registration Statement that is being filed on this date with the Securities and Exchange Commission in connection with the transactions described herein (the "Form S-4"), and upon certain statements and representations made to us in certificates by officers of FNB and Slippery Rock (the "Representation Letters"), in each case without independent verification thereof. With the consent of FNB, we have relied on the accuracy and completeness of the

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F.N.B. Corporation
Page 2
June __, 2004

statements and representations contained in the Representation Letters, the Merger Agreement and the Form S-4 and have assumed that each will be complete and accurate as of the Effective Time. We have assumed that any representation or statement qualified by "to the best of knowledge" of the party making such representation or statement, or by any similar expression, is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters.

      For purposes of this opinion, we have assumed that (i) the Merger will be consummated according to the Merger Agreement and (ii) the Merger will qualify as a statutory merger under applicable state law.

      Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code the Merger will constitute a reorganization under Code Section 368(a), and FNB will be a party to the reorganization within the meaning of Code Section 368(b). In addition, it is our opinion that the section entitled "Material Federal Income Tax Consequences of the Merger" set forth in Form S-4 accurately describes the material federal income tax considerations applicable to the Slippery Rock shareholders as a result of the transactions provided for in the Merger Agreement.

      The opinion expressed herein is based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency would concur in such statement.

      Except as set forth above, we express no opinion with respect to the tax consequences of the Merger, including without limitation:

      (i) the appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange; or

      (ii) the state, local or foreign tax consequences of any aspect of the Merger.

      The opinion set forth herein is addressed only to, and may be relied upon only by, the addressees hereof, and only in connection with the transactions contemplated by the Merger Agreement, and are not to be used or relied upon by any other parties, or in connection with any other transactions, except with our prior written consent.

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F.N.B. Corporation
Page 3
June __, 2004

      We expressly consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 filed by FNB with the Securities and Exchange Commission in connection with the Merger, and to the reference to this opinion in the proxy statement/prospectus contained in such registration statement.

                                       Very truly yours,